                                                                   EXHIBIT 10.64

                        O'Charley's Inc. (the "Company")

             Summary of Director and Executive Officer Compensation


I. DIRECTOR COMPENSATION. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company's non-employee directors.

Annual Retainer                                $15,000 (payable in quarterly installments)

Fee for attending each Board or Committee
meeting in person (other than Executive
Committee meetings)                            $3,000

Fee for attending each Board or Committee
meeting by telephone (other than Executive
Committee meetings)                            $500

Additional annual fee for each
non-employee member of the Executive
Committee                                      $12,000 (payable in quarterly installments)

Additional annual fee for the Audit
Committee Chair, Compensation and Human
Resources Committee Chair and Nominating
and Corporate Governance Committee Chair       $4,000 (payable in quarterly installments)


         In accordance with the terms of the Company's 2000 Stock Incentive Plan, the Board has decided to reduce to zero the number of outside director options to be granted during 2005 (including, without limitation, grants that would otherwise be made to new directors and grants that would be made to incumbent directors on the date of the 2005 annual meeting). Pursuant to the Board's action, each non-employee director will receive a grant of 5,625 shares of restricted stock (under the terms of the 2000 Stock Incentive Plan) on the date of his or her initial election or appointment to the Board. These shares will vest in three equal, annual installments beginning on the date of the next annual meeting of shareholders following the date of grant. In addition, on the date of each annual meeting of shareholders, each non-employee director who will continue as a director following such meeting will receive a grant of 3,000 shares of restricted stock (under the terms of the 2000 Stock Incentive Plan). These shares will vest in three equal, annual installments beginning on the date of the next annual meeting of shareholders following the date of grant.

II. EXECUTIVE OFFICER COMPENSATION. The following table sets forth the current base salaries provided to the Company's Chief Executive Officer and five most highly compensated executive officers.

 Executive Officer                               Current Salary
 -----------------                               --------------
  Gregory L. Burns                                  $550,000

  Steven J. Hislop                                  $345,000

 Lawrence E. Hyatt                                  $350,000

   John R. Grady                                    $244,972

Suzanne M. Osterberg                                $220,000

  Herman A. Moore                                   $210,000



     In addition to their base salaries, the Company's Chief Executive Officer and five most highly compensated executive officers are also eligible to:

     o receive cash bonuses under the Company's 2005 Executive Officers' Cash Incentive Plan, a copy of which has been filed as Exhibit 10.65 to the Company's Annual Report on Form 10-K for the fiscal year ended December 26, 2004;

     o participate in the Company's long-term incentive program, which currently involves the award of performance based restricted stock and performance accelerated restricted stock pursuant to the Company's 2000 Stock Incentive Plan;

     o    receive a monthly car allowance;

     o    participate in the Company's Deferred Compensation Plan; and

     o participate in the Company's broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs and the CHUX Ownership Plan.